Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES

The following brief description of the capital stock of Magnachip Semiconductor Corporation (“us”, “our”, “we”, or the “Company”) is a summary. This summary is not complete and is subject to and qualified in its entirety by reference to the complete text of our Certificate of Incorporation (“Certificate of Incorporation”), and our Amended and Restated Bylaws (“Bylaws”) previously filed with the U.S. Securities and Exchange Commission and incorporated by reference as an exhibit to this Annual Report on Form 10-K of which this Exhibit 4.1 forms a part. We encourage you to read the Certificate of Incorporation and Bylaws carefully.

General

The Certificate of Incorporation provides that the Company may issue 155,000,000 shares of capital stock, of which 150,000,000 shares are designated as common stock, par value $0.01 per share, and 5,000,000 shares are designated as of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Except as required by law or our Certificate of Incorporation and Bylaws, the vote of a majority of the shares represented in person or by proxy at any meeting at which a quorum is present will be sufficient for the transaction of any business at a meeting.

Dividends

Subject to preferences held by, or that may be granted to, any outstanding shares of preferred stock, holders of our common stock will be entitled to receive ratably those dividends as may be declared by our board of directors out of funds legally available for such distributions, as well as any other distributions made to our stockholders.

Other Rights

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and any liquidation preferences granted to the holders of outstanding shares of preferred stock.

Holders of our common stock have no preemptive or other subscription or conversion rights.

There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

The Certificate of Incorporation authorizes the issuance of 5,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Rights Agreement

On December 12, 2021, our Board of Directors authorized and declared a dividend of one preferred stock purchase right (a “Right” and collectively, the “Rights”) for each share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), outstanding at the close of business on December 23, 2021 (the “Record Date”). Each Right, once exercisable, will entitle the registered holder to purchase from the Company one one-thousandth of a share of Series A-1 Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), at a purchase price of $80, subject to adjustment (the “Purchase Price”). The specific terms of the Rights are contained in the Rights Agreement, dated as of December 13, 2021 by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”).

The following summary of the principal terms of the Rights Agreement is a general description only and is qualified in its entirety by the full text of the Rights Agreement which is attached as Exhibit 4.2 to this Annual Report on Form 10-K and incorporated by reference herein. Capitalized terms used but not otherwise defined herein will have meanings given to such terms in the Rights Agreement.

The Rights

Initially, the Rights will trade with, and will be inseparable from, the Common Stock. The Rights will be evidenced (unless earlier expired, redeemed or terminated) by the certificates for the Common Stock (or, in the case of uncertificated shares of Common Stock, by the book-entry account that evidences record ownership of such shares) and not by separate Right Certificates. The registered holders of the Common Stock will be deemed to be the registered holders of the associated Rights. Rights are issued to all shares of Common Stock outstanding as of the Record Date or issued (on original issuance or out of treasury) after the Record Date but before the earlier of the Distribution Date described below and the Expiration Date. Before the exercise of the Rights, the Rights do not give their holders any rights as stockholders of the Company, including the right to vote or to receive dividends.

Exercisability

The Rights become exercisable and separate from the Common Stock on the Distribution Date. The “Distribution Date” means the earlier of:

•

The tenth day after the public announcement or disclosure by the Company or any person or group of affiliated or associated persons that any person or group of affiliated or associated persons has become an “Acquiring Person” by obtaining beneficial ownership of 12.5% (or 20% in the case of a Passive Institutional Investor) or more of the Company’s outstanding Common Stock (the “Stock Acquisition Date”) (or, if the Board determines on or before such tenth day to effect an exchange in accordance with the terms of the Rights Agreement and determines that a later date is advisable, such later date that is not more than twenty days after the Stock Acquisition Date); or

•

The tenth business day (or such later date as the Board of Directors may designate before a person or group of affiliated or associated persons becomes an Acquiring Person) after the commencement of, or first public announcement of the intent of any person to commence, a tender or exchange offer by any person or group of affiliated or associated persons, which would, if consummated, result in such person or group becoming an Acquiring Person;

The Distribution Date shall in no event be prior to the Record Date.

“Passive Institutional Investor” is defined generally as any person who has reported beneficial ownership of shares of Common Stock on Schedule 13G under the Securities Exchange Act of 1934 (the “Exchange Act”).

A person beneficially owns securities that such person or any of its affiliates or associates, directly or indirectly, beneficially owns (as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act as in effect on the date hereof), or, subject to certain exceptions, has the right or obligation to acquire or to vote pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, rights, warrants or options or otherwise. A person shall also be deemed to beneficially own any securities that are beneficially owned, directly or indirectly, by any other person (or any of its affiliates or associates) and with respect to such person (or its affiliates or associates) has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing any such securities or are in respect of any Synthetic Long Positions held by such person or its affiliates or associates that (1) are disclosed pursuant to a Schedule 13D or Schedule 13G under the Exchange Act or (2) if not disclosed on a Schedule 13D or Schedule 13G, if and only if the Board determines that such person shall be deemed to be the beneficial owner of, and to beneficially own, the Common Stock in respect of such Synthetic Long Positions. A “Synthetic Long Position” is any option, warrant, swap, participation, convertible security, stock appreciation right or other right or derivative transaction (in each case other than the Rights), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to Common Stock or a value determined in whole or in part with reference to, or derived in whole or in part from, the market price or value of Common Stock (without regard to whether (a) such right or derivative transaction conveys any voting rights in such Common Stock to such Person, (b) such right or derivative transaction is subject to settlement in whole or in part in cash, Common Stock or other property or (c) such Person may have entered into other transactions that hedge or offset the economic effect of such right or derivative transaction) and that increases in value as the value of Common Stock increases or that provides to the holder of such right an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Common Stock.

The Rights will not become exercisable due solely to the ownership of Common Stock by existing stockholders who own 12.5% (or 20% in the case of a Passive Institutional Investor) or more of the Company’s outstanding Common Stock as of the date of the Rights Agreement unless any such stockholder increases its Beneficial Ownership of the Common Stock to an amount equal to or greater than the greater of (i) 12.5% (or 20% in the case of a Passive Institutional Investor) and (ii) the sum of (x) the lowest Beneficial Ownership of such stockholder as a percentage of the outstanding Common Stock as of any time from and after the date of the Rights Agreement plus (y) 1.0%. Furthermore, the Rights will not be exercisable if the Company’s Board of Directors determines in good faith that a person or group of affiliated or associated persons has become an Acquiring Person inadvertently and such person or group reduces its holdings below 12.5% (or 20% in the case of a Passive Institutional Investor) of the Company’s outstanding Common Stock as promptly as practicable. Finally, the Rights will not be exercisable if the Company repurchases some of its own Common Stock and, as a result, a person’s or group’s holdings constitute 12.5% (or 20% in the case of a Passive Institutional Investor) or more of the remaining outstanding Common Stock so long as such person or group does not make any further acquisitions of the Common Stock after the repurchase.

Issuance of Right Certificates

Before the Distribution Date, the Rights will be evidenced by the Common Stock certificates (or, if the Common Stock is uncertificated, by the book-entry account that evidences record ownership of such Common Stock) and will be transferred with and only with such Common Stock certificates. After the Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock (or, if so agreed by the Company and Rights Agent in the case of uncertificated Common Stock, by appropriate changes to the book-entry account that evidences record ownership of such Common Stock) at the close of business on the Distribution Date. Thereafter, the Rights will be transferable separately from the Common Stock. Any Rights held by an Acquiring Person are null and void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person

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Flip-In. If any person or group of affiliated or associated persons becomes an Acquiring Person, then, after the Distribution Date, each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons or transferees thereof) will entitle the holder to purchase, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

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Flip-Over. Alternatively, if, after any person or group of affiliated or associated persons becomes an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is changed into or exchanged for other securities or assets; or (2) the Company or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

Expiration

The Rights will expire at the close of business on December 12, 2022 unless earlier redeemed or exchanged by the Company, as discussed below.

Redemption

The Board of Directors may redeem all of the Rights for $0.001 per Right at any time before any person or group of affiliated or associated persons becomes an Acquiring Person. If the Board redeems any Right, it must redeem all of the Rights. Once the Rights are redeemed, the right to exercise the Right will terminate and, thereafter, the only right of the Rights holders will be to receive the redemption price of $0.001 per Right. The redemption price may be adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Rights Agreement.

Exchange

At any time on or after any person or group of affiliated or associated persons becomes an Acquiring Person (but before any person or group of affiliated or associated persons becomes the owner of 50% or more of the Company’s outstanding Common Stock), the Board of Directors may exchange all or part of the Rights (other than the Rights beneficially owned by the Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

Anti-Dilution Provisions

The Board of Directors may adjust the Purchase Price of the Preferred Stock, the number and kind of shares of Preferred Stock issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, stock split or reclassification of the Preferred Stock. No adjustments to the Purchase Price of less than 1% will be made.

Amendments

For so long as the Rights are redeemable, the Rights Agreement may be amended in any respect without the approval of any holders of shares of Common Stock. At any time when the Rights are no longer redeemable, the Company may amend the Rights Agreement without the approval of any Rights holders if the amendment does not (i) adversely affect the interests of the Rights holders as such (other than any Acquiring Person and certain affiliated persons); (ii) cause the Rights Agreement again to become amendable other than in accordance with the Rights Agreement; or (iii) cause the Rights again to become redeemable.

Preferred Stock Provisions

Each share of Preferred Stock, if issued:

•	will not be redeemable;

•

will entitle holders to receive, when, as and if declared by the Board of Directors, quarterly dividend payments in an amount per share equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A-1 Junior Participating Preferred Stock;

•

will entitle holders upon liquidation to $1,000 per share of the Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment;

•

will entitle holders to the same voting power as one thousand shares of Common Stock on all matters submitted to a vote of the stockholders of the Company, and each fractional share of the Preferred Stock will entitle the holder thereof to a pro rata fractional vote; and

•

will entitle holders to a per share payment equal to one thousand times the aggregate amount of stock, securities, cash and any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged via merger, consolidation, or a similar transaction.

Each authorized fractional share of Preferred Stock will entitle the holder thereof to a pro rata fraction of the foregoing. The value of one one-thousandth of a share of Preferred Stock should approximate the value of one share of Common Stock.

Certain Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), regulating corporate takeovers and which has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for shares of our common stock. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after such date, the business combination is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, DGCL Section 203 defines a business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, DGCL Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person.

A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of this provision.

Certain Provisions of the Certificate of Incorporation and Bylaws

Provisions in the Certificate of Incorporation and Bylaws may have the effect of delaying or preventing a change of control or changes in our management. Among other things, the Certificate of Incorporation and Bylaws:

•	authorize our board of directors to issue, without stockholder approval, preferred stock with such terms as our board of directors may determine;

•	prohibit action by written consent of our stockholders;

•

prohibit any person other than our board of directors, the chairman of our board of directors, our Chief Executive Officer or holders of at least 25% of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors to call a special meeting of our stockholders; and

•	specify advance notice requirements for stockholder proposals and director nominations.

Our common stock is listed on The New York Stock Exchange under the symbol “MX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.